Exhibit 99.1

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Condensed Consolidated Balance Sheets

(in millions)	September 30, 2004	December 31, 2003
	(Unaudited)
Assets
Investments	$39,347.3	$38,084.4
Deferred policy acquisition costs	3,360.3	3,219.3
Other assets	2,217.2	2,182.7
Assets held in separate accounts	56,811.3	57,084.5
Total assets	$101,736.1	$100,570.9
Liabilities and Shareholder’s Equity
Future policy benefits and claims	$36,301.4	$35,322.3
Long-term debt, payable to Nationwide Financial Services, Inc. (NFS)	700.0	700.0
Other liabilities	3,780.9	3,464.5
Liabilities related to separate accounts	56,811.3	57,084.5
Total liabilities	97,593.6	96,571.3
Total shareholder’s equity	4,142.5	3,999.6
Total liabilities and shareholder’s equity	$101,736.1	$100,570.9

NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(a wholly-owned subsidiary of Nationwide Financial Services, Inc.)

Condensed Consolidated Statements of Income

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2004	2003	2004	2003
Revenues:
Policy charges	$254.4	$238.0	$763.3	$689.8
Life insurance premiums	70.9	70.4	201.4	216.2
Net investment income	514.3	497.3	1,499.4	1,478.1
Net realized (losses) gains on investments, hedging instruments and hedged items	(11.4)	5.3	(50.0)	(59.5)
Other	1.3	4.6	7.8	10.1
Total revenues	829.5	815.6	2,421.9	2,334.7

Benefits and expenses:
Interest credited to policyholder account values	322.7	328.3	950.7	984.8
Other benefits and claims	94.1	92.0	264.0	279.1
Policyholder dividends on participating policies	7.1	11.0	26.8	31.5
Amortization of deferred policy acquisition costs	94.1	98.3	299.9	271.8
Interest expense on debt, primarily with NFS	15.0	12.3	44.4	35.9
Other operating expenses	153.1	135.3	450.2	403.4
Total benefits and expenses	686.1	677.2	2,036.0	2,006.5
Income from continuing operations before federal income tax expense	143.4	138.4	385.9	328.2
Federal income tax expense	36.3	33.6	87.7	75.8
Income from continuing operations	107.1	104.8	298.2	252.4
Cumulative effect of adoption of accounting principle, net of tax	—	—	(3.3)	—
Net income	$107.1	$104.8	$294.9	$252.4